Exhibit (h)(12)
AMENDED AND RESTATED
COMPLIANCE SERVICES AGREEMENT
     AMENDED AND RESTATED COMPLIANCE SERVICES AGREEMENT (this “Agreement”) made as of the February 13, 2008 and effective as of October 1, 2007 (the “Effective Date”), between First Focus Funds, Inc. a Nebraska Corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, (the “Funds”) and CITI FUND SERVICES OHIO, INC. (“Citi”), formerly known as BISYS Fund Services Ohio, Inc. an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.
     WHEREAS, Citi performs certain management and administration services for the Funds under an Amended and Restated Co-Administration Agreement between Citi and the Funds (the “Amended and Restated Administration Agreement”);
     WHEREAS, the Funds and Citi entered into a Compliance Services Agreement dated October 5, 2004, as amended by Amendment dated October 1, 2006 (the “Compliance Agreement”), pursuant to which Citi performs compliance services for the Funds;
     WHEREAS, the Funds and Citi desire to further amend the Compliance Agreement to extend the term of the Compliance Agreement and to amend and restate the Compliance Agreement to reflect all amendments in one document;
     NOW, THEREFORE, in consideration of the covenants herein contained, the Funds and Citi hereby agree as follows:
     1. Compliance Services.
     (a) The parties mutually agree to coordinate and cooperate in connection with the ongoing maintenance of the Funds’ written compliance polices and procedures which, in the aggregate, shall be deemed by the Board of Directors of the Funds (the “Board”) to be reasonably designed to prevent the Funds from violating the provisions of the Federal securities laws applicable to the Funds (the “Applicable Securities Laws”), as required under Rule 38a-1 under the 1940 Act.
     (b) Citi will provide the following services in relation to the fund compliance program required under Rule 38a-1 (as approved by the Board and in effect and as amended from time to time upon the approval of the Board, the “Fund Compliance Program”) during the term of this Agreement: (i) make an individual available to serve as the Funds’ Chief Compliance Officer to administer the Fund Compliance Program, to the extent provided in Section 2(a) below; (ii) assist the Funds in developing and implementing written policies and procedures comprising the Fund Compliance Program, as may be necessary in connection with amendments from time to time; (iii) assist the Funds in the preparation and evaluation of the results of annual reviews of the compliance policies and procedures of Service Providers; (iv) provide support services to the Chief Compliance Officer of the Funds, including support for conducting an annual review of the Fund Compliance Program; (v) assist in developing standards for reports to the Board by Citi and other service providers to the Funds as provided in Rule 38a-1 (“Service Providers”); (vi)

assist in developing standards for reports to the Board by the Chief Compliance Officer; and (vi) assist in preparing or providing documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of Service Providers.
     2. Provision of Executive Officers
     (a) Provision of Chief Compliance Officer. In connection with the compliance services to be rendered by Citi pursuant to Section 1 above, and subject to the provisions of this Section 2(a) and to Section 2(d) below, Citi agrees to make available to the Funds a person to serve as the Funds’ Chief Compliance Officer responsible for administering the Fund Compliance Program as provided in paragraph (a)(4) of Rule 38a-l (the “Chief Compliance Officer”). Citi’s obligation in this regard shall be met by providing an appropriately qualified employee or agent of Citi (or its affiliates) who, in the exercise of his or her duties to the Funds, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Funds. In the event that the employment relationship between Citi and any person made available by Citi to serve as Chief Compliance Officer terminates for any reason, Citi shall have no further responsibility to provide the services of that particular person, and shall have no responsibility whatsoever for the services to the Funds or other activities of such person provided or occurring after such termination regardless of whether or not the Board terminates such person as Chief Compliance Officer. In such event, upon the request of the Funds, Citi will employ reasonable good faith efforts to make another person available to serve as the Chief Compliance Officer. In addition, should the Funds no longer require the services of the Chief Compliance Officer as contemplated by this Agreement, the other services enumerated in Section 1 (b) shall continue in effect for the remaining term of this Agreement..
     In connection with Citi’s commitment to make an appropriately qualified person available to serve as Chief Compliance Officer, Citi shall pay a level of total compensation to such person as is consistent with Citi’s compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location. Citi shall not be obligated to pay any compensation to a Chief Compliance Officer which exceeds that set forth in the previous sentence. The Board retains ultimate responsibility for the Chief Compliance Officer’s employment as Chief Compliance Officer to the Funds and approval of compensation.
     The Funds will provide copies of the Fund Compliance Program, related policies and procedures, and all other books and records of the Funds as the Chief Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Funds. The Funds shall cooperate with the Chief Compliance Officer and ensure the cooperation of the investment adviser, the custodian and any other Service Providers to the Funds, as well as Funds counsel, Independent Director’s counsel and the Funds’ independent accountants (collectively, the “Other Providers”), and assist the Chief Compliance Officer and Citi in preparing, implementing and carrying out the duties of the Chief Compliance Officer under the Fund Compliance Program and Rule 38a-l. In addition, the Funds shall provide the Chief Compliance Officer with appropriate access to the executive officers and directors of the Funds, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the Fund Compliance Program.
     Each party agrees to provide promptly to the other party (and to the Chief Compliance Officer), upon request, copies of other records and documentation relating to the compliance by such party with Applicable Securities Laws (as related to the Fund Compliance Program of the Funds), and each party also agrees otherwise to assist the other party (and the Chief Compliance Officer) in complying with the requirements of the Fund Compliance Program and Applicable Securities Laws.
     Citi agrees to provide the services set forth in Section 1 pertaining to the Fund Compliance Program, whether or not the person serving as Chief Compliance Officer is an employee or agent of Citi.
     (b) AML Compliance Officer. It is understood that the Funds are a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), and is required to comply with the AML Acts and applicable regulations thereunder (collectively, the “Applicable AML Laws”).
     Subject to the provisions of this Section 2(b) and Section 2( c) below, Citi agrees to make available to the Funds a person to serve as the Funds’ anti-money laundering compliance officer (“AML Compliance Officer”). Citi’s obligation in this regard shall be met by providing an appropriately qualified employee or agent of Citi (or its affiliates) who, in the exercise of his or her duties to the Funds, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Funds. Subject to the relevant terms of the transfer agency or other services agreement under which Citi provides certain anti-money laundering services to the Funds, the AML Compliance Officer will assist the Funds in operating the written anti-money laundering program adopted by the Board of the Funds and provided to Citi (the “AML Program”), and shall perform the duties assigned to the AML Compliance Officer which are set forth in the AML Program.
     The Funds shall provide copies of their anti-money laundering compliance reports and such other books and records of the Funds as the AML Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Funds. Each party also agrees to provide promptly to the other party (and to the AML Compliance Officer), upon request, copies of other records and documentation relating to the compliance by such party with Applicable AML Laws (in relation to the Funds), and each party also agrees otherwise to assist the other party (and the AML Compliance Officer) in complying with the requirements of the AML Program and Applicable AML Laws. Each party agrees to retain a copy of all documents and records prepared, maintained or obtained by it relating to shareholders and transactions for a period of at least five (5) years from the termination of the relationship with each such shareholder or the date of execution of each such transaction. The foregoing is not intended to limit any obligation to retain any specified records for any other period that may be specified in the AML Program or under Applicable AML Laws.

     (c) Additional Provisions Concerning Executive Officers. It is mutually agreed and acknowledged by the parties that the Chief Compliance Officer and the AML Compliance Officer contemplated under the provisions of this Section 2 of this Agreement will be executive officers of the Funds (“Executive Officers”). The provisions of Sections 2(a) — (b) are subject to the internal policies of Citi concerning the activities of its employees and their service as officers of funds (the “Citi Policies”), a copy of which shall be provided to the Funds upon request. The Funds’ governing documents (including their Articles of Incorporation and By-Laws) and/or resolutions of their Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Funds, except to the extent he or she would otherwise be liable to the Funds or their shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
     The Funds shall provide coverage to each Executive Officer under their directors and officers liability policy that is appropriate to the Executive Officer’s role and title, and consistent with coverage applicable to the other officers holding positions of executive management. Citi has reviewed such coverage and confirms it meets the foregoing requirements.
     In appropriate circumstances, each Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the Citi Policies, (b) an ongoing pattern of conduct involving the continuous or repeated violation of Applicable AML Laws or Applicable Securities Laws, or (c) a material deviation by the Funds from the terms of this Agreement governing the services of such Executive Officer that is not caused by such Executive Officer or Citi. In addition, each Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Funds or their Other Providers to make an informed determination regarding any of the matters listed above.
     Each Executive Officer may, and the Funds shall, promptly notify Citi of any issue, matter or event that would be reasonably likely to result in any claim by the Funds, one or more Funds shareholder(s) or any third party which involves an allegation that any Executive Officer failed to exercise his or her obligations to the Funds in a manner consistent with applicable laws (including but not limited to any claim that a report on Form N-CSR or Form N-Q failed to meet the standards of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rules 30a-2 and 30a-3 under the 1040 Act and other applicable laws).
     Notwithstanding any provision of the Administration Agreement or any other agreement or instrument that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that Citi cannot ensure that the Funds comply with Applicable AML Laws or the Applicable Securities Laws, and (b) whenever an employee or agent of Citi serves as an Executive Officer of the Funds, as long as such Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Funds (and would not otherwise be liable to the Funds by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Funds shall indemnify the Executive Officer and Citi and hold the Executive Officer and Citi harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee or agent of Citi as an Executive Officer of the Funds.
     3. Fees and Expenses
     (a) Citi shall be entitled to receive from the Funds the amounts set forth on Schedule A hereto, reflecting the amounts charged by Citi for the performance of services under this Agreement. The fees hereunder shall be in addition to all fees and expenses charged by Citi under the Administration Agreement.
     (b) In addition to paying Citi the fees set forth in Schedule A, the Funds agree to reimburse Citi for all of its actual out-of-pocket expenses reasonably incurred in providing services under this Agreement, including but not limited to the following:
(i)	All out of pocket costs incurred in connection with Citi’s provision of Executive Officers to the Funds in connection with compliance services, including travel costs for attending Board meetings, conducting due diligence of Service Providers, and attending training conferences and seminars (plus the costs of training);

(ii)	If applicable initially or from time to time hereafter, upon the approval of the Funds, costs to recruit a Chief Compliance Officer;

(iii)	The costs incurred by Citi in connection with the Fund Compliance Program, including those incurred by or with respect to Other Providers, in providing reports to the Chief Compliance Officer under the Fund Compliance Program;

(c)	All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.
     4. Information to be Furnished by the Funds
     (a) The Funds have furnished or shall promptly furnish to Citi copies of the following, as amended and current as of the date of this Agreement:
(i)	The Fund Compliance Program or the various policies and procedures of the Funds that have been adopted through the date hereof which pertain to compliance matters that are required to be covered by the Fund Compliance Program, including the compliance programs of Service Providers other than Citi, as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program; and

(ii)	The Funds’ Anti-Money Laundering Policy.
(b) The Funds shall furnish Citi written copies of any amendments to, or changes in, any of the items referred to in Section 4(a) hereof, forthwith upon such amendments or changes becoming effective. In addition, the Funds agree to provide Citi with advance written notice of any amendments to the AML Program or the Fund Compliance Program. Citi will not be responsible for changing or conforming its services to any such amendments until Citi has reviewed and accepted responsibility for the relevant changes in services, in Citi’s reasonable discretion. Citi agrees to be responsible for changing or conforming its services to any such amendments where such changes to its services will not increase the burden (including, without limitation, cost or risk) to Citi, as reasonably determined by Citi, subject to Citi’s receipt of advance written notice of amendments, and further subject to Citi’s timetable for the implementation of such changes, and the Funds’ agreement to reimburse Citi for any costs of implementation. Citi will consider changes to its services in good faith. In the event that any amendment to the AML Program or Fund Compliance Program, or any change in laws applicable to the Funds would require Citi to make specific changes to its service model, Citi will use reasonable good faith efforts to inform the Funds of the changes that would be necessary, and set out the estimated costs and estimated implementation timetable for any additional services. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional service. The Funds shall furnish Citi with written copies of any amendments to, or changes in, any of the items referred to in this Section forthwith upon such amendments or changes becoming effective.
     (c) Citi may rely on all documents furnished to it by the Funds and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Funds pursuant to Section 4(a), and shall be entitled to indemnification in accordance with Section 5 below with regard to such reliance.
     The Funds represent and warrant that (i) the provision of certain officers of the Funds by Citi, as provided in Section 2 of this Agreement, has been approved by the Board, and (ii) each of the individuals nominated by Citi as the Funds’ AML Compliance Officer or Chief Compliance Officer has been approved and appointed as an officer of the Funds by the Board.
     5. Term and Termination
     (a) The compliance services to be rendered by Citi under this Agreement (the “Compliance Services”) shall continue in effect from the Effective Date through October 5, 2008 (the “Initial Term”) unless earlier terminated pursuant to the terms of this Agreement. During such Initial Term, the Compliance Services may be terminated upon thirty (30) days notice in the event there is “cause,” as defined in the Administration Agreement. Following the expiration of the Initial Term, the Compliance Services shall continue unless terminated upon thirty (30) days advance written notice by either party for “cause,” as provided above, or by either party, for any reason, by providing the other party with sixty (60) days written notice of termination.
     (b) Notwithstanding anything in this Agreement to the contrary, including but not limited to the provisions of Section 5(a), all of the obligations of Citi hereunder shall terminate automatically upon any termination of the Administration Agreement.

     6. Notice
     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Funds, to First Focus Funds, Inc. at 1620 Dodge Street, Omaha, NE 68197; Attn: President; and if to Citi, at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section. A copy of each notice to Citi shall be sent to Citigroup Fund Services, LLC, Two Portland Square, Portland, ME 04101 Attn: Legal Department.
     7. Governing Law
     This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940, as amended, the latter shall control. It is expressly agreed that the obligations of the Funds hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents or employees of the Funds personally, but shall bind only the trust property of the Funds. The execution and delivery of this Agreement have been authorized by the Directors, and this Agreement has been signed and delivered by an authorized officer of the Funds, acting as such, and neither such authorization by the Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Funds as provided in the Funds’ Articles of Incorporation.
     8. Representations and Warranties
     Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. The Funds further represent that this Agreement has been presented to and reviewed by the Board and that the Board has approved this Amendment.
     9. Miscellaneous
     (a) Except as expressly provided in this Agreement, the terms of the Administration Agreement shall apply to the services rendered under this Agreement and the general provisions thereof shall be used on a residual basis to construe any issues arising under this Agreement that are not addressed by the express terms of this Agreement. Except as provided in this Agreement, the provisions of the Administration Agreement remain in full force and effect (including, without limitation, the term of the Agreement).

     (b) The provisions set forth in this Agreement supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Administration Agreement.
     (c) No amendment or modification to this Agreement shall be valid unless made in writing and executed by both parties hereto.
     (d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
     (e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
* * * *
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

FIRST FOCUS FUNDS, INC.

By: Name:	\s\ Michael Summers Michael Summers
Title:	President

CITI FUND SERVICES OHIO, INC.

By: Name:	\s\ Fred Naddaff Fred Naddaff
Title:	President

SCHEDULE A
TO THE
AMENDED AND RESTATED COMPLIANCE SERVICES AGREEMENT
MADE AS OF FEBRUARY 13, 2008
Compliance Services Fees
The Funds shall pay Citi an annual fee of $100,000.
The annual fee set forth above shall be payable in equal monthly installments.
All recurring fees set forth above shall be subject to adjustments on an annual basis by the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.
Out of Pocket Expenses
Out of pocket expenses are not included in the above fees and shall also be paid to Citi in accordance with the provisions of this Agreement.